Exhibit 99.2

June 14, 2018

Aqua Metals Prices $25 Million Public Offering of Common Stock

ALAMEDA, California, June 14, 2018 (GLOBE NEWSWIRE) – Aqua Metals, Inc. (Nasdaq: AQMS), (“Aqua Metals” or the “Company”), today announced that it has priced its underwritten public offering of 8,770,000 shares of its common stock at a public offering price of $2.85 per share. Aqua Metals expects the gross proceeds from this offering to be $24,994,500 before deducting the underwriting discount and other estimated offering expenses. Aqua Metals has granted the underwriter a 30-day option to purchase up to 1,315,500 additional shares of common stock. Aqua Metals expects to close the offering, subject to customary conditions, on or about June 18, 2018.

Aqua Metals intends to use the net proceeds from the offering for working capital, which could include capital expenditures related to addressing operational efficiencies and the expansion of production activities at its initial AquaRefining facility at the Tahoe Regional Industrial Center, McCarran, Nevada, and general corporate purposes.

Oppenheimer & Co. Inc. is acting as sole book-running manager for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM: NHLD), is acting as a co-manager in connection with the offering.

The offering of common stock was made pursuant to Aqua Metals’ shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC's website at http://www.sec.gov.

A.G.P/Alliance Global Partner served as Financial Advisor to Aqua Metals in connection with this offering.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of the public offering and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption "Risk Factors" in the preliminary prospectus supplement related to the offering and Part II. Item 1A of our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2018. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.